Exhibit 99.1

MabVax Therapeutics Holdings, Inc. Provides Corporate Update and Reports First Quarter 2015 Financial Results

SAN DIEGO, CA -- (Marketwired) -- 05/15/15 -- MabVax Therapeutics Holdings, Inc.(OTCQB:MBVX), a clinical stage oncology drug development company, provided today a corporate update and reported financial results for the first quarter ended March 31, 2015.

"We have made outstanding progress since the beginning of the year in both our drug development initiatives as well as in capital formation," stated MabVax's President and Chief Executive Officer David Hansen. "Most important was the completion of an $11.7 million equity financing led by OPKO Health, Inc. ( OPK ) and biotech investor and entrepreneur Dr. Phillip Frost, Chairman and CEO of OPKO Health. We are proud to have OPKO Health and Dr. Frost, lead the financing. Their input will be invaluable as MabVax advances its business plan. As a result of the financing, we believe we have sufficient capital to advance the planned Phase I clinical trial of our HuMab 5B1 antibody to the point of determining if we have an early indication of safety."

The clinical development plan for HuMab 5B1 calls for two Phase I clinical trials to begin late this year. One program will determine the safety and potential utility of HuMab 5B1 in subjects with metastatic pancreatic cancer as a single agent or in combination with the current standard of care. The second program will be aimed at demonstrating the utility of89Zr-HuMab 5B1, our radiolabeled HuMab 5B1 antibody, as a next generation PET imaging agent for the diagnosis and management of pancreatic cancer.

Hansen continued, "We recently announced encouraging non-human primate safety data for HuMab 5B1 which further supports our plan of launching Phase 1 clinical trials by year-end. We also have initiated GMP manufacturing of our clinical materials for both upcoming Phase 1 clinical trials of 5B1."

Recent Corporate Milestones

Significant financing transaction with a leading investor -- On April 10, 2015, the Company closed on approximately $11.7 million in a private placement led by OPKO Health, Inc.(NYSE:OPK) and Dr. Phillip Frost, CEO and Chairman of OPKO Health, who commented, "The target for MabVax's first novel human antibody addresses important medical problems in need of better therapeutic solutions. The early data for its HuMab 5B1 antibody are encouraging and MabVax has a pipeline of dozens of novel antibody leads on its discovery platform from which it may select promising candidates to develop through clinical trials."

MabVax intends to use the proceeds from the financing to initiate Phase 1 trials for its HuMab 5B1 antibody later this year and to further advance other novel human antibodies in its pipeline. The HuMab 5B1 antibody is being developed as both a diagnostic and therapeutic product targeting pancreatic and colon cancer.

Encouraging results of non-human primate toxicology study -- On May 5, 2015, the Company received the final report on toxicology testing of its HuMab 5B1 antibody, which was completed by a leading independent contract research organization. The report detailed that the antibody, given in either a single dose or repeated doses, had no significant adverse findings even at the highest dosage levels tested. These results further validate the Company's decision to advance HuMab 5B1 into Phase 1 clinical trials before the end of 2015. Non-human primates in this acute dose range finding study were challenged with multiple dose levels to assess drug pharmacokinetics, as well as with repeated doses of the antibody to identify any adverse toxicology signals. These studies were conducted in the most relevant animal models with material produced by our GMP manufacturing partner. The antibody as tested is representative of the clinical supply material scheduled for delivery later this year.

First Quarter 2015 Financial Results

•	Grant revenues totaled approximately $240,000.
•	Research and development expenses totaled $1.73 million.
•	General and administrative expenses totaled approximately $981,000.
•	Operating loss for the quarter was $2.4 million.
•
Net loss for the quarter was $20.4 million, including a $17.9 million deemed dividend (non-cash) representing the difference in fair value of the common stock and common stock equivalents issued compared with the fair value of the Series A-1 and B preferred stock and related warrants eliminated.

•	At March 31, 2015, cash and cash equivalents totaled $4.7 million.
•	At March 31, 2015, approximately 12.5 million shares of common stock were outstanding.

Subsequent Event

•	Closed on approximately $6.7 million of the $12 million equity financing

About HuMab 5B1:

In pre-clinical research, MabVax's HuMab 5B1 antibody has demonstrated high specificity, affinity, and lack of cross-reactivity with closely related antigens. The antibody has also shown potent cancer cell killing capacity and efficacy in animal models of pancreatic, colon, and small cell lung cancer. When combined with a radio-label as a novel PET imaging agent, 89Zr-HuMab 5B1 has demonstrated high image resolution of tumors in established xenograft animal models, making it attractive as a potential companion diagnostic for the therapeutic product.

The clinical development plan calls for two Phase 1 clinical trials to begin late this year. One program will determine the safety and potential utility of HuMab 5B1 in subjects with metastatic pancreatic cancer as a single agent or in combination with the current standard of care. The second program will be aimed at demonstrating the utility of 89Zr-HuMab 5B1, our radiolabeled HuMab 5B1 antibody, as a next generation PET imaging agent for the diagnosis and management of pancreatic cancer.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical stage oncology drug development company focused on the development of human antibody-based products and vaccines to address unmet medical needs in the treatment of cancer. MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with the Company's proprietary vaccines. MabVax is preparing to enter two Phase 1 clinical trials of HuMab 5B1 - one for the diagnosis, and the other for the treatment, of metastatic pancreatic cancer in late 2015. MabVax has the exclusive license to therapeutic vaccines from Memorial Sloan Kettering Cancer Center. MabVax has two cancer vaccines targeting recurrent sarcoma and ovarian cancer in proof of concept Phase II multi-center clinical trials, and a vaccine targeting neuroblastoma that will be ready for Phase II clinical trial later this year. Additional information about the Company is available at www.mabvax.com.

Forward Looking Statements:

This press release that provides a corporate update and financial results for the three months ended March 31, 2015, contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's development pipeline and status of financial resources subsequent to the end of the quarter. We have no assurance that all of the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2014, as amended and supplemented from time to time and the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

MabVax Therapeutics Holdings, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2015	2014 (1)
	(Unaudited)

Assets
Cash and cash equivalents	$4,739,472	$1,477,143
Grants receivable	239,539	84,344
Prepaid expenses and other current assets	302,555	349,304
Property and equipment, net	81,597	57,053
Goodwill	6,826,003	6,826,003
Other non-current assets	11,017	11,017
Total assets	$12,200,183	$8,804,864
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity
Accounts payable and accrued liabilities	$3,938,611	$2,873,663
Warrant liability	-	92,463
Total current liabilities	3,938,611	2,966,126

Series B redeemable convertible preferred stock	-	1,838,025
Stockholders' equity:
Series A-1 convertible preferred stock	-	4,029,576
Series C convertible preferred stock	-	966
Series D convertible preferred stock	2,382	-
Common stock	125,255	28,029
Additional paid-in capital	53,077,718	24,492,450
Accumulated deficit	(44,943,783)	(24,550,308)
Total stockholders' equity	8,261,572	4,000,713
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$12,200,183	$8,804,864

(1)	The Condensed Consolidated Balance sheet data has been derived from the audited financial statements as of that date.

MabVax Therapeutics Holdings, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2015	2014

Grant revenues	$239,539	$94,900

Operating costs and expenses:
Research and development	1,725,893	394,238
General and administrative	980,589	673,321
Total operating costs and expenses	2,706,482	1,067,559
Loss from operations	(2,466,943)	(972,659)
Interest and other income (expense)	(184)	(239)
Change in fair value of warrant liability	19,807	-
Net loss	(2,447,320)	(972,898)
Deemed dividend on Series A-1 preferred stock	(9,017,512)	(2,214,910)
Deemed dividend on Series A-1 warrant	(179,411)
Deemed dividend on Series B preferred stock	(8,655,998)
Accretion of preferred stock dividends	(93,234)	(31,934)
Net loss allocable to common stockholders	$(20,393,475)	$(3,219,742)
Basic and diluted net loss per share	$(6.25)	$(12.67)
Shares used to calculate basic and diluted net loss per share	3,262,599	254,218

Investor Contact:

Robert B. Prag
President
The Del Mar Consulting Group, Inc.
858-794-9500
bprag@delmarconsulting.com

or

Scott Wilfong
President
Alex Partners, LLC
425-242-0891
scott@alexpartnersllc.com